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                          CERTIFICATE OF INCORPORATION

                                       OF

                           SNAPPLE DISTRIBUTION CORP.

                             A Delaware Corporation

         FIRST: The name of this corporation shall be:

                           SNAPPLE DISTRIBUTION CORP.

         SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

         THIRD: The purpose or purposes of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

         3,000 shares of common stock with a par value of $.01 per share.

         FIFTH: The name and mailing address of the sole incorporator is as follows:

         NAME                      MAILING ADDRESS
         ----                      ----------------
         Steven M. Peck            c/o Hutchins, Wheeler & Dittmar
                                   101 Federal Street
                                   Boston, MA 02110

         The name and mailing address of the person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

         NAME                       MAILING ADDRESS
         ----                       ----------------
         C. Hunter Boll             c/o Thomas H. Lee Company
                                    75 State Street
                                    Boston, MA 02109










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         SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                                       A.

The board of directors of the corporation is expressly authorized to adopt, amend, or repeal the by-laws of the corporation.

                                       B.

Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                                       C.

The books of the corporation may be kept at such place within or without the State of Delaware as the by-laws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

         SEVENTH: The corporation hereby elects in this original certificate of incorporation not to be governed by Section 203 of the General Corporation Law of Delaware.

         EIGHTH: Except as stated in Article Tenth of this certificate of incorporation, the corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservations.

         NINTH: No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


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         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this certificate of incorporation this 25th day of June, 1993.

                                                    /s/ Steven M. Peck
                                                    ------------------
                                                    Steven M.Peck, Incorporator


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                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                                MR. NATURAL, INC.
                                      INTO
                           SNAPPLE DISTRIBUTION CORP.
                     (PURSUANT TO SECTION 253 OF THE GENERAL
                          CORPORATION LAW OF DELAWARE)

         Snapple Distribution Corp., a Delaware corporation (the "Corporation") does hereby certify:

         FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of Mr. Natural, Inc., a New York corporation.

         THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on the 30th day of December, 1993, determined to merge into itself Mr. Natural, Inc. on the conditions set forth in such resolutions:

         RESOLVED:   That, effective at 12:00 a.m. midnight on January 1, 1994, tho Corporation merge into itself its wholly-owned subsidiary, Mr. Natural, Inc., and assume all said subsidiary's liabilities and obligations; and that this Corporation change its name to "Mr. Natural, Inc." at the effective time of the merger.

         FURTHER
         RESOLVED:   That the president or any vice president and the secretary or any assistant secretary of this Corporation be and they hereby are directed to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of the resolution to merge said Mr. Natural, Inc. into this Corporation and to assume said subsidiary's liabilities and obligations and that the Corporation change its name to "Mr. Natural, Inc." at the effective time of the merger and the date of adoption thereof and to file the same in the office of the Secretary of State of the State of Delaware and a certified copy thereof in the office of the Recorder of Deeds of Newcastle.












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         IN WITNESS WHEREOF, said Snapple Distribution Corp. has caused its corporate seal to be affixed and this certificate to be signed by Peter G. Strahm, its CEO and President, and attested by Allan Dowds, its Assistant Secretary, this 30th day of December, 1993.

                                                 SNAPPLE DISTRIBUTION CORP.

                                                 By: /s/ Peter G. Strahm
                                                    --------------------------
                                                    Name:  Peter G. Strahm
                                                    Title: CEO and President

ATTEST:

By: /s/ Allan Dowds
    ----------------------------
    Name:  Allan Dowds
    Title: Assistant Secretary


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